Professor Chenfeng Ke of Dartmouth College Joins Qrons Scientific Advisory Board
MIAMI, FL / ACCESSWIRE / April 20, 2018 / Qrons Inc. (OTC PINK: QRON) ("Qrons" or the "Company") a preclinical biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries ("TBIs") is pleased to announce that Chenfeng Ke, Assistant Professor of Chemistry at Dartmouth College has joined its Scientific Advisory Board. Professor Ke and his group focus on syntheses and applications of polymeric materials for storage/separation and 3D printing applications. The research scheme, which the Company believes to be groundbreaking, overlaps organic synthesis, crystal engineering, polymer synthesis, materials characterization, and 3D printing, with an emphasis on the design of polymeric materials that are noncovalently assembled.
The Company has been conducting research with Professor Ke to develop innovative 3D printable, biocompatible advanced materials as a component of its stem cells TBI treatment and is negotiating with Dartmouth for a worldwide, exclusive license agreement for the intellectual property related to 3D printable materials in the field of human and animal health.
Earlier this month, the Company's co-founders and Head of Research and Development met with the heads of various departments at Dartmouth and discussed various matters concerning their collaborative relationship.
Ido Merfeld, co-Founder, President and Head of Product, remarked "Professor Ke's expertise in syntheses and applications of polymeric 3D printable materials will greatly complement our Scientific Advisory Board, and is in keeping with our multi-disciplinary research approach to address the unmet medical need of TBI. I have worked with Professor Ke for the last year and consider him to be a visionary in his field."
Jonah Meer co-founder and Chief Executive Officer, added, "We are excited with the results of our preliminary studies and are heartened with the reception we received from the various departments at Dartmouth. We are looking to deepen our relationship with Dartmouth--one of the world's greatest academic institutions."
Stated Professor Ke, "I am impressed at the research being done by Qrons regarding TBI as well as the integration of smart materials as part of their solution. As such, I am honored to have been asked and am excited to join their Scientific Advisory Board."
About Qrons Inc.
Headquartered in Miami, Florida, the Company is a publicly traded preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. The Company's treatment integrates proprietary, engineered mesenchymal stem cells 3D printable scaffolding, smart materials and a novel delivery system. The Company entered into a license and research funding agreement ("License Agreement") with Ariel University R&D Co., Ltd., a wholly owned subsidiary of Ariel University, based in Ariel, Israel. In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding. The Company is also conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth College aiming to develop innovative 3D printable, biocompatible advanced materials and stem cell delivery techniques to treat TBI. The Company is negotiating, a worldwide, royalty‑bearing, exclusive license for Professor Ke's 3D printable materials in the field of human and animal health. Please visit http://www.qrons.com.
Safe Harbor Statement
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INVESTOR AND MEDIA CONTACT
Qrons Inc.
Mr. Jonah Meer
E: jmeer@qrons.com
 P: 786-620-2140
SOURCE: Qrons Inc.